Exhibit 2.1
                       ASSET PURCHASE AGREEMENT

    This Agreement entered into this 30th day of July 2001 by and between Matthews Affiliated Productions, Inc. (hereinafter individually and collectively "Selling Shareholder") and Media and Entertainment.com, Inc. a Nevada corporation (hereinafter "Buyer").

    WHEREAS, Seller owns the rights to various assets; and

    WHEREAS, Buyer desires to acquire substantially all of the assets used or useful, or intended to be used in the operation of Sellers business and Seller desires to sell such assets to Buyer;
and

    WHEREAS, the Selling Shareholder is the sole shareholder of Seller.

    NOW,   THEREFORE,   in  consideration  of  mutual   covenants
contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1.     ASSETS PURCHASED; LIABILITIES ASSUMED

    1.1 ASSETS PURCHASED. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement the following assets
("Assets");

     i. All assets listed on Exhibit "A," together with any replacements or additions to the assets made prior to the closing date.

     ii. The names of the business which will become a DBA of Media and Entertainment.com, Inc. (Matthews Affiliated Productions)

     iii. All associated intangible assets.

     iv.  Seller's goodwill if any.

     v.   All cash and money instruments in all accounts.

     vi.  All Accounts Receivables.

     vii. All furniture, inventory, and equipment per the attached list.

     viii.     All Copyrights, Trademarks, and Patents.

     ix.
              All future checks for Matthews agency work will be endorsed over to Media and Entertainment.com, Inc.

    1.2 NO ASSUMPTION OF LIABILITIES. Buyer shall not be responsible for any unfilled orders from customers of Seller nor shall Buyer assume responsibility of payment for other obligations of Seller, including but not limited to, Seller's obligations under any lease, contract or account. There are absolutely no liabilities of the Matthews Agency as part of this transfer at any time. All clients, vendors, and associates will be notified of the same.

SECTION 2.     EXCLUDED ASSETS

     The  corporation  shall  be  excluded.   Subsequent  to  the
Acquisition, Matthew Moghaddasain existing corporation shall be dissolved so the name can transfer to Media for continued work under the Matthews name.

SECTION 3.     PURCHASE PRICE FOR ASSETS

    The purchase price for the assets shall be 100,000 shares of common stock in Media and Entertainment.com, Inc. with par value of $0.001 payable at closing.

    Buyer shall be responsible for all sales and transfer taxes associated with the contemplated transaction.

SECTION 4.     PAYMENT OF PURCHASE PRICE

    The price for the Assets shall be paid as follows:

    4.1 At closing, as payment for the Assets, Media shall issue to Matthews one hundred thousand (100,000) shares of Common Stock of Media and Entertainment.com, Inc., with a par value of $0.001. In addition, Media shall enter into an acceptable employment agreement with Matthew Moghaddasain that includes a salary of sixty-thousand ($60,000) dollars annually and an additional one hundred thousand (100,000) shares payable as compensation based on benchmarks of sales as follows: At the end of fiscal year 2002, if the contribution by the line of business for which he is responsible, namely of Matthews Affiliated Productions is equal to or greater than $1,000,000.00 the Employee shall be granted options for 100,000 shares of common stock in Media and Entertainment.com, Inc. A percentage of the maximum will be applied to the gross amount contributed during that period. If Employee reaches
$800,000 then granted options would be 80,000 shares. Employee will also be allowed more shares based on $100,000 increment increases for revenue performance at 10,000 shares per $100,000 dollar increase.

    4.2 The employee shall be paid 60% of the gross profits from all contracts the Matthews Affiliate Productions exercises under its control. Gross Profit will be all gross revenues less direct expenses for production of Matthews Affiliate Productions with a mutually agreeable revenue-earning cap.

    4.3 The parties agree that amounts due hereunder shall be net amounts due to Seller without regard to interest whatsoever, whether actual, imputed or implied.

SECTION 5.     OTHER AGREEMENTS

    5.1 Subsequent to the Acquisition, Media and Entertainment.com's Board of Directors shall consist of four members. The three current Board members shall propose, recommend and send a proxy to shareholders of the Company regarding the election of Matthew Moghaddasain, once the asset transfer is complete, to the Board.

    5.2 There are no other agreements written or implied, except as specifically referenced in and attached to this Agreement.

SECTION  6.     SELLER'S AND SELLING SHAREHOLDER'S REPRESENTATION
AND WARRANTIES

    Seller and Selling shareholder each represent warrant to Buyer as follows:

    6.1 CORPORATE EXISTENCE. Seller is now and on the date of closing will be a duly organized and validly existing corporation and in good standing under the laws of the State of California. Seller has complete and total ownership and clear title of these said assets.

    6.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and Shareholders of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

    6.3 TITLE TO ASSETS. Except as described in the Agreement, Seller holds good and marketable title to the assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances.

    6.4 BROKERS AND FINDERS. Neither Seller nor Selling Shareholder has employed any broker or finder in connection with the transaction contemplated by this Agreement or taken action that would give rise to valid claims against any party for a brokerage commission, finder's fee or other like payment.

     6.5  TRANSFER  NOT SUBJECT TO ENCUMBRANCES FOR  THIRD  PARTY
        APPROVAL.

    The execution and delivery of this Agreement by Seller and Selling Shareholder, and the consummation of the completed transactions, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the assets, and will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

    6.6 LABOR AGREEMENT AND DISPUTES. Seller is neither party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, in terms of any associated business of Sellers.

    6.7 NONCANCELLABLE CONTRACTS. At the time of closing, there will be no material leases, employment contracts, contracts for services, or maintenance, or other similar contracts, existing or related to or connected with the operation of Seller's assets not cancelable within thirty (30) days.

    6.8 LITIGATION. Seller and Selling Shareholder have no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the assets being conveyed under this Agreement.

    6.9  ACCURACY OR REPRESENTATION AND WARRANTIES.

       None of the representations or warranties of Seller or Selling Shareholder contain or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller and Selling Shareholder know of no fact that has resulted, or that in the reasonable judgment of Selling Shareholder will result in material change in the business, operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Buyer.
SECTION 7.     REPRESENTATION OF BUYER

    Buyer represents and warrants as follows:

    7.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing, and in good standing under the law of the State of Nevada. Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

    7.2     AUTHORIZATION.     The   execution,   delivery    and
performance of this Agreement have been duly authorized and approved by the Board of Directors and shareholders of Buyer, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

    7.3 BROKERS AND FINDERS. Buyer has not employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee or other like payment.

    7.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Buyer contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the misstatements contained herein not misleading.

SECTION 8.     COVENANTS OF SELLER AND SELLING SHAREHOLDER

    8.1  SELLER'S OPERATION OF BUSINESS PRIOR TO CLOSING.
Seller and selling shareholder agree that between the date of this Agreement and the date of closing, Seller will:

     8.1.1   Use  its  best  efforts  to  preserve  its  business
organization and preserve the continued operation of its business
with   its  customers,  suppliers,  and  others  having  business relations with Seller.

     8.1.2 Not assign, sell, lease or otherwise transfer or dispose of any of the assets listed on Exhibit "A", except to Buyer.

    8.1.3 Maintain all of its assets other than inventories in their present conditions, reasonable wear and tear and ordinary usage  accepted  and maintain the inventories at levels  normally maintained.
     8.2 ACCESS TO PREMISES AND INFORMATION. At reasonable times prior to the closing date, Seller will provide Buyer and its representatives with reasonable access during business hours to the assets, titles, contracts and records of Seller and furnish such additional information concerning Seller's assets Buyer may from time to time reasonable request.

    8.3  EMPLOYEE MATTERS.

    8.3.1  There are no employee matters regarding Seller.

    8.4 CONDITIONS AND BEST EFFORTS. Seller and Selling Shareholder will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller and Selling Shareholder under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this agreement.

SECTION 9.     COVENANATS OF BUYER

     9.1 CONDITIONS AND BEST EFFORTS. Buyer will use its best efforts to effectuate the transaction contemplated by this Agreement and to fulfill all the conditions of Buyer's obligations under this Agreement, and shall do all acts and things as may be required to carry out Buyer's obligations and to consummate this Agreement.

    9.2 CONFIDENTIAL INFORMATION. If for any reason the sale of Assets is not closed, Buyer will not disclose to third parties any confidential information received from Seller or Selling Shareholder in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

SECTION 10.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

    The obligation of Buyer to purchase the Assets is subject to the fulfillment, prior to or at the closing date, of each of the following conditions, any one or portion of which may be waived in writing by Buyer:
     a.
        REPRESENTATIONS, WARRANTIES AND COVENANTS AND SELLING
        SHAREHOLDER.
          All representations and warranties made in this Agreement by Seller and Selling Shareholder shall be true as of the closing date as fully as those such representations and warranties had been made on or as of the closing date, and, as of the closing date, neither Seller nor Selling Shareholder shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

    10.2   LICENSES AND PERMITS.  Buyer shall have  obtained  all
licenses  and  permits  from  public  authorities  necessary   to
authorized the ownership and operation of the business of Seller.

    10.3 CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner in of operation of Seller's assets prior to the closing date.

    10.4 NO SUITS OR ACTIONS. At the closing date, no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

SECTION  11.     CONDITIONS PRECENDENT TO OBLIGATIONS  OF  SELLER
AND SELLING SHAREHOLDER

    The obligations of Seller and Selling Shareholder to consulate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the closing date, of the following condition, which may be waived in writing by
Seller:

    All representations and warranties made in this Agreement by Buyer shall be true as of the closing date as fully as though such representations and warranties have been made on and as of the closing date, and Buyer shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

SECTION 12.     BUYER'S ACCEPTANCE

    Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion the value of the business. Buyer has not relied on any
Representations made by Seller other than those specified in this Agreement. Buyer further acknowledges that Seller has made no agreement or promise to repair or improve any property being sold to Buyer under this Agreement, and that Buyer takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

SECTION 13.     INDEMNIFICATION AND SURVIVAL

    13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the closing of this Agreement, except that any party to whom a representation of warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty which such party had knowledge prior to closing. Any party learning or a misrepresentation or breach of representation or warranty under this Agreement shall immediately give notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate three (3) years from the closing date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

    13.2  SELLERS AND SELLING SHAREHOLDERS INDEMNIFICATION.

    13.2.1 Seller and selling Shareholder each hereby agree to indemnify and hold buyer, its successors and assigns harmless from and against:

    (1) Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's assets prior to the close of business on the day before the closing date, except for claims, liabilities and obligations of seller expressly assumed by buyer under this agreement or paid by insurance maintained by Seller, selling Shareholder or Buyer.

    (2) Any and all damage or deficiency resulting from any material misrepresentation or breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller or the selling Shareholder under this agreement.

    13.2.2 Sellers and Selling Shareholders indemnity obligations under 13.2.1 shall be subject to the following:
    (1) If any claim is asserted against buyer that would give rise to a claim by Buyer against Seller and Selling Shareholder for indemnification under the provisions of this paragraph, the Buyer shall promptly give written notice to selling Shareholder concerning such claim as selling Shareholder shall, at no expense to Buyer defend the claim.

    (2) Selling Shareholder shall not be required to indemnify buyer for amount that exceeds the total purchase price paid by buyer under Section 3 of this agreement.

    13.3    BUYERS  INDEMNIFICATION.   Buyer  agrees  to  defend,
indemnify and hold harmless Seller and Selling Shareholder from and against:

    13.3.1 Any all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following closing or arising out of buyers faith to perform obligations of Seller assumed by buyer pursuant to this agreement.

    13.3.2 Any all damage or deficiency resulting from any material misrepresentation, breech of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this agreement.

SECTION 14.     CLOSING

    14.1 TIME AND PLACE. This agreement shall be closed on or before the 30th day of July 2001, or such other time as the parties may agree in writing.

    14.2   OBLIGATIONS  OF  SELLERS AND  SELLING  SHAREHOLDER  AT
CLOSING.   The  closing,  Seller and  Selling  Shareholder  shall
deliver to buyer the following:

    14.2.1 Bills of Sale, Assignments, properly endorsed Certificate of Titles, and other instruments of transfer, and form and substance reasonable satisfactory to counsel for Buyer, necessary to transfer and convey all of the assets to Buyer.

    14.2.2 Such other certificates and documents as may be called for by the provisions of this Agreement.

    14.3 OBLIGATIONS OF BUYER AT CLOSING. At the closing Buyer shall delivery to Seller the following:
    14.3.1 A 100,000 share stock certificate made out to Matthews Affiliated Productions, Inc. a California Corporation.

    14.3.2 Such other certificates and documents as may be called for by the provisions of this Agreement.

SECTION 15.     RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

    15.1 BOOKS AND RECORDS. This sale does include the books of account and records of any additional assets of Seller.

    15.2 SELLER'S RIGHT TO PAY. In the event Buyer fails to make any payment of taxes, assessments, insurance premiums, or other charges that Buyer is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same.
    Buyer will reimburse Seller for any such payment immediately upon Seller's demand, together with interest at the same rate provided in the Note from the date of Seller's payment until Buyer reimburses Seller. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Buyer's default for failure to make the payments.

SECTION 16.     BULK SALES LAW.

    16.1 Buyer waives compliance by Seller with the Bulk Transfer Act. In the event any creditor of Seller claims the benefit of the Bulk Transfer Law as against Buyer or any of the assets being conveyed to Buyer under this Agreement, Seller and Selling Shareholder shall immediately pay or otherwise satisfy such claim or undertake its defense. Seller and Selling Shareholder shall indemnify and hold Buyer harmless from and against any and all loss, expense, or damage resulting from the failure to comply with the Bulk Transfer law. If Seller fails to comply with the provision of this Section 17 and Buyer is required to pay any creditor of Seller in order to protect the property purchased under this agreement from claims or liens of Seller's creditors, except those assumed by Buyer, the Buyer may offset the amount it pays against the balance due Seller by furnishing to the Seller proof of such payment in the form of a receipt from the creditor involved.

SECTION 17.     TERMINATION OF AGREEMENT

    17.1 BY MUTUAL CONSENT. This Agreement may be terminated by mutual written consent of Buyer and Seller.

    17.2   BREACH OF REPRESENTATIONS AND WARRANTIES;  FAILURE  OF
CONDITIONS. Buyer may elect by notice to Seller, and Seller may elect by notice to Buyer, to terminate this Agreement if:

    17.2.1 The terminating party shall have discovered a material error, misstatement, or omissions in the representations and warranties made in this Agreement by the other party which shall not have been cured by such other party within fifteen (15) days after written notice to such other party specifying in detail such asserted error, misstatement, or omission, or by the closing date, whichever first occurs.

    17.2.2 All of the conditions precedent of the terminating party's obligations under this Agreement as set forth in either
Section 11 or 12, as the case may be, have not occurred and have not been waived by the terminating party on or prior to the closing date.

    17.3 CLOSING NOTWITHSTANDING THE RIGHT TO TERMINATE. The party with a right to terminate this Agreement pursuant to
Section 17.2.1 or 17.2.2 shall not be bound to exercise such right, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

SECTION 18.     MISCELLANEOUS

    18.1 The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

    18.2    Any   notice  or  other  communication  required   or
permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:


SELLER:          Matthews Affiliated Productions, Inc.
ADDRESS:         P.O. Box 55127
CITY/STATE/ZIP:  Valencia, CA 91385
CONTACT PERSON:  Matthew Moghaddasian
TELEPHONE:       661-254-1970


BUYER:           Media and Entertainment.com, Inc.
ADDRESS:         500 N. Rainbow Blvd. - Suite 300
CITY/STATE/ZIP:  Las Vegas, NV 89107
CONTACT PERSON:  Roger Paglia
TELEPHONE:       702-221-1935

    All notices and other communications shall be deemed to be given at the expiration of three (3) days after the date of mailing. The address to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties as provided above.

    18.3 In the event of a default under this Agreement, the defaulting party shall reimburse the nondefaulting party or parties for all costs and expenses reasonable incurred by the nondefaulting party or parties in connection with the default, including without limitation attorney fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney fees at the trial level and on appeal.

    18.4 No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    18.5. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Nevada.

    18.6 This Agreement constitutes the entire agreement between the parties pertaining to its subject and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

    Witness the signatures of the parties this the ___________ day of July 2001.

SELLER:                          BUYER:

BY: /s/ Matthew Moghaddasain     BY: /s/ Roger Paglia
Matthew Moghaddasain, President  Roger Paglia, President

DATED: 7/28/2001                 DATED: 7/28/01

WITNESS

BY: _____________________

DATED: _________________





                           EXHIBIT "A"



1.   Contracts for service with and outstanding Accounts
     Receivable for the following:
2.   Accessorize by Elayne
3.   AV Equipment Rental
4.   Lucas Insurance
5.   MCL Products
6.   Media and Entertainment
7.   RKR, Inc.
8.   Santa Clarita Athletic Club
9.   Santa Clarita Studios
10.  Soundman
11.  Tracy's Nails
12.  Valencia Acura
13.  Valencia Chevrolet
14.  The business name Matthews Affiliated Productions
15.  All associated goodwill and other intangibles